EXHIBIT 99.1

U.S. AUTO PARTS NETWORK, INC. REPORTS FOURTH QUARTER RESULTS

·	Adjusted EBITDA increased to $0.6 million compared to $(3.4) million for Q4 2007
·	Net sales were $33.8 million, down 9.4% from Q4 2007
·	Gross margin increased 200 basis points to 36.0% compared to 34.0% for Q4 2007

CARSON, California, March 11, 2009 ― U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), the largest online provider of automotive aftermarket parts and accessories, today reported financial results for the fourth quarter and year ended December 31, 2008. Net sales for the fourth quarter were $33.8 million, a decrease of 9.4% from $37.3 million in the prior year period.  Net loss for the fourth quarter of 2008 was $3.5 million, or $0.12 per diluted share which includes a non-cash impairment charge, net of tax, of $3.0 million or $0.10 per diluted share for goodwill and intangible assets reflecting the decline in the Company’s market capitalization. This compares to a net loss of $5.5 million, or $0.18 per diluted share for the fourth quarter of 2007 which includes a $3.9 million or $0.13 per diluted share charge for settlement of a lawsuit.  Diluted EPS for the quarters ended December 31, 2008 and 2007 included amortization expense related to intangibles of $0.4 million or $0.01 per diluted share and $2.1 million or $0.07 per diluted share, respectively. The Company generated $0.6 million of adjusted EBITDA for the quarter compared to $(3.4) million for Q4 2007. For further information regarding adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net income (loss), see non-GAAP Financial Measures below.

For the year, net sales for 2008 were $153.4 million, a decrease of 4.7% from $161.0 million for 2007. Net loss for the year 2008 was $16.9 million, or $0.57 per diluted share which includes a non-cash impairment charge, net of tax, of $14.0 million or $0.47 per diluted share for goodwill and intangibles. This compares to a net loss of $3.6 million, or $0.13 per diluted share for 2007. Diluted EPS for the years ended December 31, 2008 and 2007 included amortization expense related to intangibles of $5.0 million or $0.17 per diluted share and $8.4 million or $0.30 per diluted share, respectively.   The Company generated adjusted EBITDA of $5.2 million in 2008 compared to $7.8 million in 2007.  Adjusted EBITDA excluded share-based compensation expense of $2.9 million in 2008 and $2.2 million in 2007.  Results for the full year 2008 included approximately $1.0 million in severance expense and $0.8 million in recruiting expense for recent management changes.  Results for the full year 2007 included a $4.5 million securities litigation settlement charge and approximately $1.3 million in costs associated with hiring a new CEO and severance expense for management changes.

“We battled tough economic conditions in Q4,” stated Shane Evangelist, Chief Executive Officer.  “While we did not achieve favorable revenue comparisons with last year, through margin expansion and expense control we did recognize an increase in adjusted EBITDA from Q4 2007 and a similar cash balance as Q3 2008.  So far for Q1 2009, adjusted EBITDA is more than double Q4 2008 and online revenue is down around 3%.”

“Clearly uncertainty in the macroeconomic environment continues,” stated Shane Evangelist. “However, we believe that consumer behavior trends are lining up in favor of US Auto Parts as people are keeping their vehicles longer and looking for ways to reduce maintenance cost.  In 2009 we will look to lower the overall cost consumers pay for auto parts as well as help educate them on how to maintain their vehicle themselves.”

4Q 2008 Financial Highlights

•
Online advertising expense was $2.2 million or 6.5% of net sales for the fourth quarter of 2008 compared to $3.6 million or 9.7% of net sales for the prior year period which excludes $0.4 million of marketing co-op in the 2007 period to conform with current year presentation.  The decline in advertising spend as a percent of sales is due to improvements in our ROI based spending model.

•
Marketing expense, excluding advertising expense, was $2.9 million or 8.6% of net sales for the fourth quarter of 2008 compared to $2.6 million or 7.0% of net sales in the prior year period.  The increase was primarily due to higher payroll related costs.

•
General and administrative expense was $4.9 million or 14.5% of net sales for the fourth quarter of 2008 compared to $8.9 million or 23.9% of net sales in the prior year period.  This decrease was primarily due to $3.9 million of litigation settlement costs incurred in Q407.

•
Fulfillment expense was $2.3 million or 6.8% of net sales in the fourth quarter of 2008 compared to $2.1 million or 5.6% in the prior year period.  The increase in fulfillment was primarily due to higher operating costs in our third party distribution center in Tennessee and increased depreciation expense.

•
Technology expense was $1.1 million or 3.3% of net sales in the fourth quarter of 2008 compared to $0.6 million or 1.6% of net sales in the prior year period.  This increase was primarily related to additional headcount related costs as well as outsourced consulting.

•	Capital expenditures for the fourth quarter of 2008 were $1.4 million which included $0.9 million of internally developed software and website development costs.

•
Cash, cash equivalents and short term investments were $32.5 million at December 31, 2008.  The Company includes $6.4 million of investments in auction rate preferred securities in long-term assets, which are not included in cash.

4Q 2008 Operating Metrics

	Q4 2008	Q4 2007	% Chng	Q3 2008	% Chng
Conversion Rate	1.15%	1.18%	-2.5%	1.26%	-8.7%
Customer Acquisition Cost	$6	$8	-25.0%	$6	0.0%
Unique Visitors (millions)	22.9	24.8	-7.7%	23.1	-0.9%
Orders (thousands)	264	293	-9.9%	291	-9.3%
Revenue Capture (% Sales)*	80.9%	75.5%	7.2%	78.1%	3.6%
Average Order Value	$120	$125	-4.0%	$121	-0.8%

* Revenue capture is the amount of actual dollars retained after taking into consideration returns, credit card declines and product fulfillment.

Stock Option Exchange Program

The company is announcing a stock option exchange program for the purpose of retaining employees who have stock options granted above $4.90.  “C” level executives and members of the Board of Directors will not be eligible to participate.  The exchange ratio will be 2:1 with the new stock options vesting over standard company terms.  In an effort to reduce stock option overhang and reduce on-going share-based compensation, Chief Executive Officer, Shane Evangelist, has elected to forfeit 250,000 stock options.  The forfeiture will result in a one-time charge of $300,000 in Q1 2009 but share-based compensation expense excluding this charge will be approximately $2.5 million for 2009, down from $2.9 million in 2008 and declining further in 2010 to $1.9 million.

“We believe this program will help us retain valuable employees but in a manner that is not as dilutive for our shareholder base,” stated Shane Evangelist.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "Adjusted EBITDA,” which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest income (expense), net; (b) income tax provision (benefit); (c) amortization of intangibles and impairment loss; (d) depreciation and amortization; and (e) share-based compensation expense related to stock options.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses Adjusted EBITDA as a measurement of the Company's operating performance because it assists in comparisons of the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry.  Additionally, lenders or potential lenders use Adjusted EBITDA to evaluate the Company’s ability to repay loans.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007*	2008	2007*
	(in thousands)		(in thousands)
Net income (loss)	$(3,477)	$(5,498)	$(16,906)	$(3,597)
Interest (income) expense, net	(222)	(483)	(962)	(1,137)
Income tax provision (benefit)	(2,854)	(771)	(11,822)	538
Amortization of intangibles	398	2,099	4,958	8,350
Depreciation and amortization	1,001	599	3,674	1,469
EBITDA	(5,154)	(4,054)	(21,058)	5,623
Impairment loss on goodwill & intangibles	4,923	—	23,368	—
Share-based compensation	834	612	2,901	2,174
Adjusted EBITDA	$603	$(3,442)	$5,211	$7,797

*Includes $3.9 million and $4.5 million in charges recorded in the fourth quarter of 2007 and the full year 2007, respectively, resulting from the Company’s agreement to settle the shareholder litigation.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the results today, Wednesday, March 11, 2009, at 2:00 pm Pacific Time (5:00 pm Eastern Time).  The conference call will be conducted by Shane Evangelist, Chief Executive Officer and Ted Sanders, Chief Financial Officer.  Participants may access the call by dialing (800) 762-8779 (domestic) or (480) 248-5081 (international).  In addition, the call will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.usautoparts.net where the call will be archived for two weeks.  A telephone replay will be available through March 25, 2009. To access the replay, please dial (800) 406-7325 (domestic) or (303) 590-3030 (international), passcode 4004410.  To view the press release or the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations section of the U.S. Auto Parts website at investor.usautoparts.net.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at www.autopartswarehouse.com and www.partstrain.com and the Company's corporate website is located at www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as ''anticipates,'' ''expects,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' "estimates," "may,'' ''will'' and variations of these words or similar expressions are intended to identify forward-looking statements.  These statements include, but are not limited to, the Company's expectations regarding its future operating results and financial condition, impact of changes in our key operating metrics, our potential growth, our liquidity requirements, and the status of our auction rate preferred securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, marketplace illiquidity; demand for the Company's products; the potential economic downturn that could adversely impact retail sales; increases in commodity and component pricing that would increase the Company’s per unit cost and reduce margins; the competitive and volatile environment in the Company's industry; the Company's ability to expand and price its product offerings, control costs and expenses, and provide superior customer service; the mix of products sold by the Company; the Company’s need to assess impairment of intangible assets and goodwill; the effect and timing of technological changes and the Company's ability to integrate such changes and maintain, update and expand its infrastructure and improve its unified product catalog;  the Company's ability to improve customer satisfaction and retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the Company's business plans both domestically and internationally; the Company's cash needs; any changes in the search algorithms by leading Internet search companies; and the Company’s ability to comply with Section 404 of the Sarbanes-Oxley Act and maintain an adequate system of internal controls; any remediation costs or other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC's website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

US Auto Parts®, Auto Parts Train™, PartsTrain®, Partsbin™, Kool-Vue™ and Auto-Vend™ are among the trademarks of U.S. Auto Parts.  All other trademarks and trade names mentioned are the property of their respective owners.

U.S. AUTO PARTS NETWORK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$32,473	$19,399
Marketable securities	—	22,650
Accounts receivable, net	1,353	2,907
Inventory, net	10,910	11,191
Deferred income taxes	2,095	831
Other current assets	2,090	1,808

Total current assets	48,921	58,786

Property and equipment, net	8,203	6,945
Intangible assets, net	3,028	26,444
Goodwill	9,772	14,201
Deferred income taxes	14,061	3,562
Investments	6,351	—
Other non-current assets	94	118

Total assets	$90,430	$110,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,702	$8,103
Accrued expenses	5,663	7,822
Notes payable	—	1,000
Capital leases payable, current portion	47	73
Other current liabilities	1,496	1,367

Total current liabilities	12,908	18,365
Capital leases payable, less current portion	—	48

Total liabilities	12,908	18,413

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2008 and 2007; 29,846,757 shares issued and outstanding at December 31, 2008 and 2007	30	30
Additional paid-in capital	146,408	143,223
Accumulated other comprehensive income (loss)	(88)	312
Accumulated deficit	(68,828)	(51,922)

Total stockholders’ equity	77,522	91,643

Total liabilities and stockholders’ equity	$90,430	$110,056

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$33,756	$37,315	$153,424	$160,957
Cost of sales	21,607	24,635	100,869	107,132

Gross profit	12,149	12,680	52,555	53,825
Operating expenses:
General and administrative (1)	4,852	8,872	18,234	18,587
Marketing (1)	5,124	5,813	22,965	21,551
Fulfillment (1)	2,329	2,058	9,116	7,557
Technology (1)	1,130	593	3,642	1,987
Amortization of intangibles and impairment loss	5,321	2,099	28,326	8,350

Total operating expenses	18,756	19,435	82,283	58,032
Loss from operations	(6,607)	(6,755)	(29,728)	(4,207)
Other income:
Other income	54	3	38	11
Interest income, net	222	483	962	1,137
Other income	276	486	1,000	1,148
Loss before income taxes	(6,331)	(6,269)	(28,728)	(3,059)
Income tax provision (benefit)	(2,854)	(771)	(11,822)	538
Net loss	$(3,477)	$(5,498)	$(16,906)	$(3,597)

Basic and diluted net loss per share	$(0.12)	$(0.18)	$(0.57)	$(0.13)
Shares used in computation of basic and diluted net loss per share	29,846,757	29,846,757	29,846,757	28,274,022

___________________________________
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(1) Includes share-based compensation expense as follows:	2008	2007	2008	2007
General and administrative	$636	$450	$2,181	$1,645
Marketing	87	111	344	359
Fulfillment	50	32	149	103
Technology	61	19	227	67
Total share-based compensation expense	$834	$612	$2,901	$2,174

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31,
	2008	2007
Operating activities
Net loss	$(16,906)	$(3,597)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,674	1,469
Amortization of intangibles	4,958	8,350
Impairment loss on intangibles	23,368	—
Non-cash interest expense	—	273
Loss from disposition of assets	26	—
Share-based compensation expense	2,901	2,174
Deferred taxes	(11,703)	(1,756)
Changes in operating assets and liabilities:
Accounts receivable, net	1,553	(118)
Inventory, net	280	(2,394)
Other current assets	(300)	(641)
Other non-current assets	15	1,790
Accounts payable and accrued expenses	(5,000)	5,061
Other current liabilities	130	(1,026)
Net cash provided by operating activities	2,996	9,585

Investing activities
Additions to property and equipment	(4,331)	(5,025)
Proceeds from the sale of marketable securities	21,650	74,447
Purchases of marketable securities	(5,500)	(97,097)
Acquisition of assembled workforce and other intangible assets	(641)	(1,296)
Net cash provided by (used in) investing activities	11,178	(28,971)

Financing activities
Payments on credit line	—	(2,000)
Payments made on notes payable	(1,000)	(32,000)
Proceeds received on issuance of common stock in connection with initial public offering, net of offering costs	—	71,537
Payments on short-term financing	(75)	(56)
Proceeds from exercise of stock options		94
Net cash provided by (used in) financing activities	(1,075)	37,575

Effect of changes in foreign currencies	(25)	27

Net increase in cash and cash equivalents	13,074	18,216
Cash and cash equivalents at beginning of period	19,399	1,183
Cash and cash equivalents at end of period	$32,473	$19,399

Supplemental disclosure of non-cash investing activities:
Accrued asset purchases	$527	$--
Cash paid during the period for:
Interest	$103	$253
Income taxes	87	3,446

Investor Contacts:

Ted Sanders, Chief Financial Officer
U.S. Auto Parts Network, Inc.
tsanders@usautoparts.com
(424) 702-1455

Anne Rakunas / Laura Foster
ICR, Inc.
(310) 954-1100
anne.rakunas@icrinc.com
laura.foster@icrinc.com